United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c), and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No. 3)*

DivX, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

255413 10 6

(CUSIP Number)

December 31, 2009

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 255413 10 6	13G	Page 2 of 30 Pages

1.	Name of Reporting Persons Zone Venture Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 196,433 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 196,433 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 196,433 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.60%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 255413 10 6	13G	Page 3 of 30 Pages

1.	Name of Reporting Persons Zone Ventures Management Company II, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 991
	6.	Shared Voting Power 244,565* (See Items 2 and 4)
	7.	Sole Dispositive Power 991
	8.	Shared Dispositive Power 244,565* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 245,556 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.75% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO

*	Of these shares, 196,433 are held directly by Zone Venture Fund II, L.P. and 48,132 shares are held directly by Zone Venture Fund II Annex, L.P.

CUSIP NUMBER 255413 10 6	13G	Page 4 of 30 Pages

1.	Name of Reporting Persons Draper Franchise LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 245,556* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 245,556* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 245,556 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.75% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO

*	196,433 of these shares are owned by Zone Venture Fund II, L.P., 48,132 of these shares are owned by Zone Venture Fund II Annex, L.P. and 991 of these shares are owned directly by Zone Ventures Management Company II, LLC.

CUSIP NUMBER 255413 10 6	13G	Page 5 of 30 Pages

1.	Name of Reporting Persons Zone Venture Fund II Annex, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 48,132 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 48,132 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,132 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.15% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 255413 10 6	13G	Page 6 of 30 Pages

1.	Name of Reporting Persons The Timothy Draper Living Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,019,625 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,019,625 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,019,625 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.12% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6	13G	Page 7 of 30 Pages

1.	Name of Reporting Persons Jessica Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,022 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,022 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6	13G	Page 8 of 30 Pages

1.	Name of Reporting Persons Adam Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,022 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,022 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6	13G	Page 9 of 30 Pages

1.	Name of Reporting Persons William Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,022 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,022 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6	13G	Page 10 of 30 Pages

1.	Name of Reporting Persons Eleanor Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,022 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,022 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,022 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.04% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 255413 10 6	13G	Page 11 of 30 Pages

1.	Name of Reporting Persons JABE, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 113,547 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 113,547 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 113,547 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.35% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) OO

CUSIP NUMBER 255413 10 6	13G	Page 12 of 30 Pages

1.	Name of Reporting Persons Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 169,635* (See Items 2 and 4)
	6.	Shared Voting Power 1,501,381** (See Items 2 and 4)
	7.	Sole Dispositive Power 169,635* (See Items 2 and 4)
	8.	Shared Dispositive Power 1,501,381** (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,671,016 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.11% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 14,022 shares are held directly by each of Jessica Draper Trust, Adam Draper Trust, William Draper Trust and Eleanor Draper Trust, each under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999 and 113,547 shares are held directly by JABE, LLC.
**	Of these shares, 196,433 shares are held directly by Zone Venture Fund II, L.P., 991 are held directly by Zone Ventures Management Company II, LLC, 48,132 shares are held directly by Zone Venture II Annex, L.P., 1,019,625 shares are held by The Timothy Draper Living Trust, and 236,200 shares are held by The Draper Foundation.

CUSIP NUMBER 255413 10 6	13G	Page 13 of 30 Pages

1.	Name of Reporting Persons Frank M. Creer
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 35,006
	6.	Shared Voting Power 245,556* (See Items 2 and 4)
	7.	Sole Dispositive Power 35,006
	8.	Shared Dispositive Power 245,556* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 280,562 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.86% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 196,433 shares are held directly by Zone Venture Fund II, L.P., 48,132 shares are held directly by Zone Venture Fund II Annex, L.P. and 991 shares are held directly by Zone Ventures Management Company II, LLC.

CUSIP NUMBER 255413 10 6	13G	Page 14 of 30 Pages

1.	Name of Reporting Persons Melissa P. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,019,625 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,019,625 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,019,625 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.12% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) IN

CUSIP NUMBER 255413 10 6	13G	Page 15 of 30 Pages

1.	Name of Reporting Persons The Draper Foundation
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 236,200 (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 236,200 (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 236,200 (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.72% (See Items 2 and 4)
12.	Type of Reporting Person (see Instructions) CO

13G	Page 16 of 30 Pages

Item 1	(a)	Name of Issuer: DivX, Inc.

Item 1	(b)	Address of Issuer’s principal executive offices:

4780 Eastgate Mall
San Diego, California 92121

Item 2.	This Amendment to Schedule 13G is filed on behalf of (i) Zone Venture Fund II, L.P., a California limited partnership, (ii) Zone Ventures Management Company II, LLC, a California limited liability company, (iii) Draper Franchise LLC, a California limited liability company, (iv) Zone Venture Fund II Annex, L.P., a California limited partnership; (v) The Timothy Draper Living Trust, a trust formed under the laws of the State of California, (vi) Jessica Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999, a trust formed under the laws of the State of California, (vii) Adam Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999, a trust formed under the laws of the State of California (viii) William Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999, a trust formed under the laws of the State of California; (ix) Eleanor Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999, a trust formed under the laws of the State of California; (x) JABE LLC, a California limited liability company (“JABE”), (xi) Timothy C. Draper, a United States citizen (“T. Draper”), (xii) Frank M. Creer, a United States citizen (“Creer”), (xiii) Melissa P. Draper, a United States citizen (“M. Draper”) and (xiv) The Draper Foundation, a California non-profit public benefit corporation (“Draper Foundation”).

Relationships

	(1)	Zone Venture Fund II, L.P. is a California limited partnership (“Zone Venture Fund II”).

	(2)	Zone Ventures Management Company II, LLC (“Zone Ventures Management Company II”), is the general partner of Zone Venture Fund II and Zone Fund II Annex. Mr. Creer and Draper Franchise LLC are the managing members of Zone Ventures Management Company II.

	(3)	Draper Franchise LLC (“Draper Franchise”) is an affiliate of Zone Venture Fund II. Draper Franchise (of which T. Draper is the managing member) is a managing member of Zone Ventures Management Company II.

	(4)	Zone Venture Fund II Annex, L.P. is a California limited partnership (“Zone Fund II Annex”).

	(5)	The Timothy Draper Living Trust is a trust formed under the laws of the State of California (“Draper Trust”). Mr. T. Draper and Ms. M. Draper are co-trustees of the Draper Trust and share voting and investment power with respect to the shares held by the Draper Trust.

	(6)	Jessica Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999, Adam Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999, William Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999 and Eleanor Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999 are trusts formed under the laws of the State of California (“Children’s Trusts”). Mr. T. Draper is the sole trustee of the Children’s Trusts and has sole voting and investment power with respect to the shares held by the Children’s Trusts.

13G	Page 17 of 30 Pages

	(7)	JABE, LLC is a California limited liability company (“JABE”). T. Draper is a managing member of JABE and has sole voting and investment power with respect to the shares held by JABE.

	(8)	The Draper Foundation is a non-profit public benefit corporation formed under the laws of the State of California (“Draper Foundation”). Mr. T. Draper is President and has sole voting and investment power with respect to the shares held by The Draper Foundation.

Messrs. T. Draper and Creer and Ms. M. Draper disclaims beneficial ownership of the shares held directly by Zone Venture Fund II, Zone Fund II Annex, Zone Ventures Management Company II, the Draper Trust, the Children’s Trusts, JABE and The Draper Foundation, except to the extent of their respective pecuniary interest therein.

Item 2	(a)	Name of person filing:

Zone Venture Fund II, L.P.

Zone Ventures Management Company II, LLC

Draper Franchise LLC

Zone Venture Fund II Annex, L.P.

The Timothy Draper Living Trust

Jessica Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

Adam Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

William Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

Eleanor Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

JABE, LLC

Timothy C. Draper

Frank M. Creer

Melissa P. Draper

The Draper Foundation

Item 2	(b)	Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

13G	Page 18 of 30 Pages

Item 2	(c)	Citizenship:

		Zone Venture Fund II, L.P.	California

		Zone Ventures Management Company II, LLC	California

		Draper Franchise LLC	California

		Zone Venture Fund II Annex, L.P.	California

		The Timothy Draper Living Trust	California

		Jessica Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999	California

		Adam Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999	California

		William Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999	California

		Eleanor Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999	California

		JABE, LLC	California

		Timothy C. Draper	United States

		Frank M. Creer	United States

		Melissa P. Draper	United States

		The Draper Foundation	California

Item 2	(d)	Title of class of securities:

Common Stock, par value $0.001 per share.

The Issuer registered its Common Stock on its S-1 Registration Statement filed with the SEC on May 5, 2006. Each of the Reporting Persons identified in Item 2(a) above beneficially owns Common Stock.

Item 2	(e)	CUSIP No.:

255413 10 6

Item 3.			If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

13G	Page 19 of 30 Pages

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify type of institution:

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Zone Venture Fund II, L.P.

	A.	Amount Beneficially owned: 196,433

	B.	Percent of Class: 0.60%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote: 0

		2.	shared power to vote or to direct the vote: 196,433

		3.	sole power to dispose or to direct the disposition of: 0

		4.	shared power to dispose or to direct the disposition of: 196,433

Zone Ventures Management Company II, LLC

	A.	Amount Beneficially owned: 245,556

	B.	Percent of Class: 0.75%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote: 991

		2.	shared power to vote or to direct the vote: 244,565

		3.	sole power to dispose or to direct the disposition of: 991

		4.	shared power to dispose or to direct the disposition of: 244,565

Draper Franchise LLC

	A.	Amount Beneficially owned: 245,556

	B.	Percent of Class: 0.75%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote: 0

		2.	shared power to vote or to direct the vote: 245,556

		3.	sole power to dispose or to direct the disposition of: 0

		4.	shared power to dispose or to direct the disposition of: 245,556

13G	Page 20 of 30 Pages

Zone Venture Fund II Annex, L.P.

A.	Amount Beneficially owned: 48,132

B.	Percent of Class: 0.15%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 0

	2.	shared power to vote or to direct the vote: 48,132

	3.	sole power to dispose or to direct the disposition of: 0

	4.	shared power to dispose or to direct the disposition of: 48,132

The Timothy Draper Living Trust

A.	Amount Beneficially owned: 1,019,625

B.	Percent of Class: 3.12%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 0

	2.	shared power to vote or to direct the vote: 1,019,625

	3.	sole power to dispose or to direct the disposition of: 0

	4.	shared power to dispose or to direct the disposition of: 1,019,625

Jessica Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 0

	2.	shared power to vote or to direct the vote: 14,022

	3.	sole power to dispose or to direct the disposition of: 0

	4.	shared power to dispose or to direct the disposition of: 14,022

Adam Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 0

	2.	shared power to vote or to direct the vote: 14,022

	3.	sole power to dispose or to direct the disposition of: 0

	4.	shared power to dispose or to direct the disposition of: 14,022

13G	Page 21 of 30 Pages

William Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 0

	2.	shared power to vote or to direct the vote: 14,022

	3.	sole power to dispose or to direct the disposition of: 0

	4.	shared power to dispose or to direct the disposition of: 14,022

Eleanor Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

A.	Amount Beneficially owned: 14,022

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 0

	2.	shared power to vote or to direct the vote: 14,022

	3.	sole power to dispose or to direct the disposition of: 0

	4.	shared power to dispose or to direct the disposition of: 14,022

JABE, LLC

A.	Amount Beneficially owned: 113,547

B.	Percent of Class: 0.35%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 0

	2.	shared power to vote or to direct the vote: 113,547

	3.	sole power to dispose or to direct the disposition of: 0

	4.	shared power to dispose or to direct the disposition of: 113,547

Timothy C. Draper

A.	Amount Beneficially owned: 1,671,016

B.	Percent of Class: 5.11%

C.	Number of shares owned to which such person has:

	1.	sole power to vote or to direct the vote: 169,635

	2.	shared power to vote or to direct the vote: 1,501,381

	3.	sole power to dispose or to direct the disposition of: 169,635

	4.	shared power to dispose or to direct the disposition of: 1,501,381

13G	Page 22 of 30 Pages

Frank M. Creer

	A.	Amount Beneficially owned: 280,562

	B.	Percent of Class: 0.86%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote: 35,006

		2.	shared power to vote or to direct the vote: 245,556

		3.	sole power to dispose or to direct the disposition of: 35,006

		4.	shared power to dispose or to direct the disposition of: 245,556

Melissa P. Draper

	A.	Amount Beneficially owned: 1,019,625

	B.	Percent of Class: 3.12%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote: 0

		2.	shared power to vote or to direct the vote: 1,019,625

		3.	sole power to dispose or to direct the disposition of: 0

		4.	shared power to dispose or to direct the disposition of: 1,019,625

The Draper Foundation

	A.	Amount Beneficially owned: 236,200

	B.	Percent of Class: 0.72%

	C.	Number of shares owned to which such person has:

		1.	sole power to vote or to direct the vote: 0

		2.	shared power to vote or to direct the vote: 236,200

		3.	sole power to dispose or to direct the disposition of: 0

		4.	shared power to dispose or to direct the disposition of: 236,200

Item 5.		Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.		Identification and Classification of Members of the Group.

Not Applicable.

13G	Page 23 of 30 Pages

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

13G	Page 24 of 30 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2010

Zone Venture Fund II, L.P.

By:	Zone Ventures Management Company II, LLC

By:	/S/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Managing Member

Zone Ventures Management Company II, LLC

By:	Draper Franchise LLC

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Managing Member

Draper Franchise LLC

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Managing Member

Zone Venture Fund II Annex, L.P.

By:	Zone Ventures Management Company II, LLC

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Managing Member

13G	Page 25 of 30 Pages

The Timothy Draper Living Trust

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Trustee

Jessica Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Trustee

Adam Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Trustee

William Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Trustee

Eleanor Draper Trust under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Trustee

13G	Page 26 of 30 Pages

JABE, LLC

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	Managing Member

/s/ TIMOTHY C. DRAPER
Timothy C. Draper

/s/ FRANK M. CREER
Frank M. Creer

/s/ MELISSA P. DRAPER
Melissa P. Draper

The Draper Foundation

By:	/s/ TIMOTHY C. DRAPER
Name:	Timothy C. Draper
Title:	President

13G	Page 27 of 30 Pages

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith